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                                                                   Exhibit 21.1


                    SUBSIDIARIES OF PRINTCAFE SOFTWARE, INC.


1.       A.H.P. Systems, Inc., an Illinois corporation

2.       M Data, Inc., an Arizona corporation

3.       Logic Associates, Inc., a New Hampshire corporation

4.       Logic Covalent Corporation, a Vermont corporation

5.       printCafe Europe Limited, a United Kingdom company

6.       printCafe IP Management, Inc., a Delaware corporation

7.       printCafe Pty. Ltd., an Australian company

8.       Programmed Solutions, Inc., a Connecticut corporation

9.       printCafe Systems, Inc., a Delaware corporation